EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2021 (July 18, 2021 as to effects of the stock split described in Note 2), relating to the financial statements of Cytek Biosciences, Inc. and subsidiaries (the “Company”) appearing in the Registration Statement No. 333-257663, as amended.

/s/ Deloitte & Touche LLP

San Jose, California

July 23, 2021